SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 1, 2001
(Date of earliest event reported)

SONICBLUE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21126 (Commission File Number)	77-0204341 (IRS Employer Identification No.)

2841 Mission College Boulevard, Santa Clara, California 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 588-8000

Item 7.    Financial Statements and Exhibits.

     Item 7 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2001, is hereby amended and restated in its entirety as follows:

     (a)  Financial Statements of Business Acquired.

            (i) Audited Financial Statements.

Report of Independent Accountants

To the Board of Directors and Stockholders of
ReplayTV, Inc.

In our opinion, the accompanying balance sheets, and the related statements of operations, of stockholders’ deficit, and of cash flows present fairly, in all material respects, the financial position of ReplayTV, Inc. (a development stage company) at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 and, cumulatively for the period from August 27, 1997 (date of inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 29, 2001,
except for Note 10, which
is as of May 23, 2001

ReplayTV, Inc.
(a development stage company)
Balance Sheets
(in thousands, except per share amounts)

	December 31,

	2000	1999

Assets
Current assets:
Cash and cash equivalents	$15,410	$11,731
Short-term investments	—	24,419
Accounts receivable, net of allowances of $184 and $13	2,158	1,364
Inventory	564	1,700
Prepaid expenses and other current assets	1,828	1,043

Total current assets	19,960	40,257
Property and equipment, net	6,978	2,751
Other assets	1,036	441

Total assets	$27,974	$43,449

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$17,856	$5,406
Accrued liabilities	16,034	1,345
Line of credit	3,748	—

Total current liabilities	37,638	6,751
Other long-term liabilities	9,304	—

Total liabilities	46,942	6,751

Commitments and contingencies (Note 4)
Convertible Preferred Stock:
Convertible Preferred Stock, issuable in series, $0.001 par value, 36,737 and 27,137 shares authorized at December 31, 2000 and 1999, respectively; 34,031 and 25,742 shares issued and outstanding at December 31, 2000 and 1999, respectively	158,025	67,813
Convertible preferred stock warrant	30	30

Total Convertible Preferred Stock	158,055	67,843

Stockholders’ deficit:
Common Stock, $0.001 par value, 75,000 shares authorized at December 31, 2000 and 1999; 9,924 and 9,584 shares issued and outstanding at December 31, 2000 and 1999, respectively	10	6
Additional paid-in capital	33,729	42,634
Notes receivable	(3,078)	(3,200)
Unearned stock-based compensation	(9,119)	(30,579)
Deficit accumulated during the development stage	(198,565)	(40,006)

Total stockholders’ deficit	(177,023)	(31,145)

Total liabilities, Convertible Preferred Stock and stockholders’ deficit	$27,974	$43,449

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Statements of Operations
(in thousands)

	Period from
	August 27, 1997
	(inception) to	Year Ended December 31,
	December 31,
	2000	2000	1999

Costs and expenses:
Research and development (excludes stock-based compensation of $6,135, $4,337 and $1,635, respectively)	$33,446	$23,369	$7,980
Programming and content (excludes stock-based compensation of $2,727, $533 and $2,179, respectively)	5,547	4,518	1,029
Sales and marketing (excludes stock-based compensation of $4,160, $2,727 and $1,418, respectively)	71,835	56,475	14,586
General and administrative (excludes stock-based compensation of $5,981, $2,926 and $3,042, respectively)	15,728	12,123	3,271
Hardware distribution costs, net (excludes stock-based compensation of $2,136, $1,779 and $357, respectively)	55,871	53,841	2,030
Stock-based compensation	21,139	12,302	8,631

Total costs and expenses	203,566	162,628	37,527

Operating loss	(203,566)	(162,628)	(37,527)
Interest income, net	5,001	4,069	960

Net loss	(198,565)	(158,559)	(36,567)
Deemed preferred stock dividends	(15,436)	(15,436)	—

Net loss available to common shareholders	$(214,001)	$(173,995)	$(36,567)

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Statements of Stockholders’ Deficit
(in thousands)

						Deficit
						Accumulated
	Common Stock		Additional		Unearned	During	Total
			Paid-In	Notes	Stock-Based	Development	Stockholders'
	Shares	Amount	Capital	Receivable	Compensation	Stage	Deficit

Issuance of Common Stock at inception	7,863	$4	$—	$—	$—	$—	$4
Net loss	—	—	—	—	—	(155)	(155)

Balance at December 31, 1997	7,863	4	—	—	—	(155)	(151)
Issuance of Common Stock	90	—	—	—	—	—	—
Repurchase of Common Stock	(983)	—	—	—	—	—	—
Unearned stock-based compensation	—	—	857	—	(857)	—	—
Amortization of stock-based compensation	—	—	—	—	206	—	206
Net loss	—	—	—	—	—	(3,284)	(3,284)

Balance at December 31, 1998	6,970	4	857	—	(651)	(3,439)	(3,229)
Issuance of Common Stock	2,614	2	4,171	(3,200)	—	—	973
Issuance of stock options for services	—	—	734	—	—	—	734
Unearned stock-based compensation	—	—	36,872	—	(36,872)	—	—
Amortization of stock-based compensation	—	—	—	—	6,944	—	6,944
Net loss	—	—	—	—	—	(36,567)	(36,567)

Balance at December 31, 1999	9,584	6	42,634	(3,200)	(30,579)	(40,006)	(31,145)
Issuance of Common Stock	970	10	758	(256)	—	—	512
Repurchase of Common Stock	(630)	(6)	(372)	378	—	—	—
Issuance of stock options for services	—	—	2,879	—	—	—	2,879
Issuance of warrant to purchase Common Stock	—	—	127	—	—	—	127
Unearned stock-based compensation	—	—	(12,297)	—	12,297	—	—
Amortization of stock-based compensation	—	—	—	—	9,163	—	9,163
Allocation of discount on preferred stock	—	—	15,436	—	—	—	15,436
Deemed preferred stock dividend	—	—	(15,436)	—	—	—	(15,436)
Net loss	—	—	—	—	—	(158,559)	(158,559)

Balance at December 31, 2000	9,924	$10	$33,729	$(3,078)	$(9,119)	$(198,565)	$(177,023)

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Statements of Cash Flows
(in thousands)

	Period from
	August 27, 1997
	(inception) to	Year Ended December 31,
	December 31,
	2000	2000	1999

Cash flows from operating activities:
Net loss	$(198,565)	$(158,559)	$(36,567)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	205	205	—
Depreciation and amortization	2,366	2,066	275
Stock compensation expense	21,169	12,302	8,661
Preferred stock issued in exchange for services	5,652	5,652	—
Loss on sale of property and equipment	154	154	—
Changes in assets and liabilities:
Accounts receivable	(2,363)	(999)	(1,364)
Inventory	(564)	1,136	(1,700)
Prepaid expenses and other assets	(2,864)	(1,380)	(1,259)
Accounts payable and other liabilities	43,224	36,473	5,993

Net cash used in operating activities	(131,586)	(102,950)	(25,961)

Cash flows from investing activities:
Purchase of property and equipment	(9,557)	(6,506)	(2,894)
Purchase of short-term investments	(35,229)	—	(35,204)
Sale of property and equipment	59	59	—
Sale of short-term investments	35,229	24,419	10,810

Net cash provided by (used in) investing activities	(9,498)	17,972	(27,288)

Cash flows from financing activities:
Proceeds from issuance of Common Stock, net	247	223	20
Proceeds from the sale of Convertible Preferred Stock	152,372	84,559	64,844
Repayment of notes payable	—	—	(570)
Proceeds from line of credit	4,000	4,000	—
Repayments of line of credit	(125)	(125)	—

Net cash provided by financing activities	156,494	88,657	64,294

Net increase in cash and cash equivalents	15,410	3,679	11,045
Cash and cash equivalents at beginning of the period	—	11,731	686

Cash and cash equivalents at end of the period	$15,410	$15,410	$11,731

Supplemental disclosure of cash flow information:
Interest paid	$129	$72	$57

Supplemental disclosure of noncash transactions:
Issuance of stock in exchange for notes	$3,457	$256	$3,200

Issuance of common stock in exchange for services	$1,213	$260	$953

Issuance of options in exchange for services	$3,613	$2,879	$734

Issuance of warrants in connection with line of credit	$157	$127	$30

Issuance of Preferred Stock in exchange for services	$5,653	$5,653	$—

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements

1.	The Company and Summary of Significant Accounting Policies

ReplayTV, Inc. (the “Company”) was incorporated in California in August 1997, and through the first quarter of 1999, the Company’s operating activities consisted primarily of product and service development for the ReplayTV-enabled personal video recorder. In April 1999, ReplayTV launched the ReplayTV Service and the ReplayTV-enabled personal video recorder via direct sales from the ReplayTV web site and toll free telephone number. In April 2000, ReplayTV’s products became available through online and national retailers. While ReplayTV received proceeds from the shipment of ReplayTV-enabled personal video recorders, these proceeds were considered incidental to its ongoing business and thus are reported as a reduction of the related hardware distribution costs in its statement of operations. In November 2000, the Company had only generated an installed viewer base of about 26,000 and had recognized no revenue from the sale of advertising space over the ReplayTV Service. ReplayTV’s management made the decision to restructure the business model to focus on the licensing of ReplayTV’s technology and software to third parties and to eliminate further development of the ReplayTV Service. The Company continues to operate as a development stage company and has not recognized any operating revenues from the licensing or sale of software.

The Company continues to be subject to certain risks common to companies in similar stages of development, including but not limited to uncertainty of the availability of additional financing, uncertainty of the market for the technology, dependence on key management personnel, limited experience marketing and selling in a development stage environment and uncertainties regarding future profitability. In March 2001, the Company signed an agreement with SONICblue Incorporated (“SONICblue”) to exchange all of the outstanding shares of ReplayTV for 15.5 million shares of SONICblue (see Note 10).

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Short-term investments

The Company classifies all investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” which requires investment securities to be classified as either held to maturity, trading or available-for-sale. The Company’s investments are classified as available-for-sale and are stated at fair market value, which approximates cost.

The Company had no short-term investments at December 31, 2000 and $24.4 million at December 31, 1999, which primarily consisted of commercial paper. Unrealized gains or losses have been insignificant for all periods presented.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

Inventory

Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets of one to five years.

Software development costs

Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Material software development costs incurred subsequent to the time a product’s technological feasibility has been established using the working model approach, through the time the product is available for general release to customers, are capitalized. To date, development costs qualifying for capitalization have been insignificant and therefore have been expensed as incurred.

Hardware distribution costs, net

The costs associated with manufacturing and distribution of the digital video recorders were $76.8 million and $7.2 million for the years ended December 31, 2000 and 1999, respectively. Proceeds from sales of the digital video recorders totaled $23.0 million and $5.2 million during the same periods, respectively. As the Company had planned to transition the manufacturing and distribution of its digital video recorders to OEM and other partners, the sales of the digital video recorders were considered incidental to its business. Therefore, the Company has reflected the proceeds as a reduction of the related hardware distribution costs. The Company provides a warranty to customers for a period of one year and records a provision for estimated warranty costs at the time of sale.

Income taxes

Income taxes are accounted for using the asset and liability approach in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability approach, a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any benefits that, based on available evidence, are not expected to be realized.

Comprehensive income

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During each of the two years in the period ended December 31, 2000, the Company has not had any significant transactions that are required to be reported in comprehensive income (loss).

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

Segment information

The Company has adopted SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” For the years ended December 31, 2000 and 1999, the Company’s management focused its primary business activities on providing advertising through an established base of ReplayTV-enabled personal video recorders. Since management’s primary form of internal reporting is aligned with providing advertising, the Company believes it operates in one segment. All the Company’s proceeds from the sales of the personal video recorders were to customers in the United States.

Stock-based compensation

The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and complies with the disclosure provisions of SFAS 123, “Accounting for Stock-Based Compensation.” Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple-option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

In March 2000, the FASB issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25” (“FIN 44”). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance is effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance is effective after January 12, 2000. The adoption of the provisions of FIN 44 did not have a material effect on the Company’s financial statements.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents and short-term investments. Cash equivalents, primarily composed of investments in money market funds and certificates of deposits, are maintained with two institutions and the composition and maturities are regularly monitored by management. The carrying value of all financial instruments approximate their respective fair value.

Recent accounting pronouncements

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125” (“FAS 140”). FAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral. The accounting standards of FAS 140 are effective for transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company has not yet determined the impact, if any, that the adoption of FAS 140 will have on the financial statements.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

2.	Balance Sheet Components

	December 31,

	2000	1999

	(in thousands)
Property and equipment, net:
Computer equipment and software	$5,319	$2,138
Lab and manufacturing equipment	366	206
Office furniture and equipment	1,865	707
Leasehold improvements	1,316	—

	8,866	3,051
Less: Accumulated depreciation	(1,888)	(300)

	$6,978	$2,751

Accrued liabilities:
Payroll and related expense	$3,211	$505
Rebate reserve	674	—
Warranty reserve	657	91
Deferred rent	588	270
RTVS connection costs, current (see Note 4)	4,147	—
Other	6,757	479

	$16,034	$1,345

3.	Line of Credit

On September 30, 2000, the Company amended the terms of the line of credit dated June 10, 1999 (the “Facility”) with a bank. The Facility is collateralized by the Company’s assets. The Facility allows for borrowings of up to $7.0 million bearing interest at a rate equal to the bank’s prime rate plus 0.75% (10% at December 31, 2000) and expires in May 2001. The Company must comply with certain financial covenants and conditions as described in the Facility. The Company was not in compliance as of December 31, 2000, and therefore is in default of the loan agreement. Under the terms of the loan agreement, the Company is prohibited from paying cash dividends without approval from the bank. The lender received warrants for 6,666 shares of Series E Preferred Stock and 14,925 shares of Common Stock at exercise prices of $7.50 and $11.00 per share, respectively. The Company recorded the estimated fair value of the Series E Preferred Stock and Common Stock warrants of $30,000 and $127,000, respectively, as debt discounts and is amortizing the discounts over the life of the line of credit to interest expense. The Company amortized $47,000 and $15,000 to interest expense during the year ended December 31, 2000 and 1999, respectively.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

4.	Commitments and Contingencies

Operating leases

The Company leases office space under noncancelable operating leases with various expiration dates through July 2009. Rent expense totaled $2.4 million and $1.5 million in 2000 and 1999, respectively.

Future minimum lease payments under noncancelable leases as of December 31, 2000 are as follows:

Year Ending December 31,

2001	$2,882
2002	2,956
2003	3,030
2004	3,104
2005	3,178
Thereafter	1,821

Total minimum lease payments	$16,971

Matsushita-Kotobuki Electronics Industries, Ltd. agreement

In December 1999, the Company entered into a three-year agreement (the “Agreement”) with Matsushita-Kotobuki Electronics Industries, Ltd. agreement (“MKE”). Under the Agreement, MKE purchased from the Company ReplayTV-enabled products manufactured by another third party, to market, sell and distribute those products under the Panasonic brand name featuring the ReplayTV logo. Also, the Company worked jointly with MKE to develop ReplayTV-enabled products. During the term of the Agreement, the Company has agreed to negotiate to subsidize MKE for products that are distributed by or on behalf of MKE. The Company has expensed such costs as incurred as hardware distribution costs. The Company has initiated negotiations with MKE to amend this agreement to reflect the Company’s shift to a software licensing model.

RTVS connection costs

In connection with the sales of the ReplayTV-enabled personal video recorder, the Company committed to provide the basic ReplayTV Service (the “Service”) free of charge. As a result of management’s decision to restructure the business, the Company will not receive any future cash flow associated with the sale of advertising over the Service. Based on the Company’s commitment to continue to provide the basic service over an indefinite period of time, the Company has recorded a loss contingency of approximately $13.5 million at December 31, 2000. Significant estimates used in recording the loss contingency include an estimated product life of not more than five years, an average installed base of 49,916, 58,043, 49,911,42,918 and 36,905 at December 31, 2001, 2002, 2003, 2004 and 2005, respectively, and an estimated annual cost of providing the Service of $83, $68, $41, $40 and $44, respectively, per recorder.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

Contingencies

From time to time, the Company may have other certain contingent liabilities, including intellectual property claims that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

5.	Income Taxes

The Company incurred net operating losses for each of the two years in the period ended December 31, 2000 and accordingly, no provision for income taxes has been recorded. The tax benefit is reconciled to the amount computed using the federal statutory rate as follows:

	December 31,

	2000	1999

	(in thousands)
Federal statutory benefit	$53,910	$12,433
State taxes, net of federal benefit	9,030	2,860
Future benefits not currently recognized	(58,639)	(11,547)
Nondeductible compensation	(4,183)	(3,403)
Other	(118)	(343)

	$—	$—

At December 31, 2000, the Company had approximately $172 million of federal and state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2020. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

Deferred tax assets and liabilities consist of the following:

	December 31,

	2000	1999

	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$68,702	$11,775
Accruals and allowances	1,863	567
Research credits	1,907	641

Net deferred tax assets	72,472	12,983
Valuation allowance	(72,472)	(12,983)

	$—	$—

The Company has incurred losses since inception. Management believes that based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets, and thus a full valuation reserve has been recorded at December 31, 2000 and 1999.

6.	Convertible Preferred Stock

Convertible Preferred Stock (“Preferred Stock”) consists of the following:

					Proceeds
					Net of
	Shares	Shares	Per Share	Liquidation	Issuance
Series	Authorized	Outstanding	Amount	Amount	Costs

	(in thousands, except per share amounts)
A	2,494	2,494	$0.11	$276	$276

Balance at December 31, 1997	2,494	2,494		276	276
B	2,580	2,258	0.31	700	697
C	3,163	3,163	0.63	1,999	1,996

Balance at December 31, 1998	8,237	7,915		2,975	2,969
D	10,200	10,194	0.78	7,900	7,841
E	8,700	7,633	7.50	57,300	57,003

Balance at December 31, 1999	27,137	25,742		68,175	67,813
F	5,627	5,627	11.00	61,900	61,568
G	3,373	2,091	11.00	23,000	22,991
H	600	571	9.90	5,653	5,653

Balance at December 31, 2000	36,737	34,031		$158,728	$158,025

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

The Company recorded a deemed preferred stock dividend totaling $15.4 million to reflect the beneficial conversion feature granted the holders of the Series F and G Preferred Stock. The preferred stock dividend was recorded based on the difference between the issuance price of $11.00 and the estimated fair value of the Series F and G Preferred Stock of $13.00.

The Company issued 571,000 shares of Series H Preferred Stock for services during 2000. The Company recorded $5.7 million of sales and marketing expense, based on the estimated fair value of the stock issued. The fair market value of the Company’s Preferred Stock is determined by the Board of Directors. In determining the fair market value on each grant date, the Board of Directors considered among other things, the developmental stage of the Company, the absence of a public trading market for the Company’s securities and the nature of the Company’s business.

The holders of the Convertible Preferred Stock have various rights and preferences as follows:

Dividends

Holders of the Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H Preferred Stock are each entitled to receive annual dividends of 8% per share, when and if declared by the Board of Directors prior to the declaration of dividends to holders of Common Stock.

Conversion

Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H Preferred Stock is convertible into shares of Common Stock based on a conversion ratio, which is subject to adjustment, as defined, which essentially provides adjustments for holders of the Preferred Stock in the event of dilutive issuances, stock splits, combinations or other recapitalizations. Such conversion is automatic upon the earlier of (i) the effective date of a public offering of Common Stock resulting in an offering price of not less than $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalizations) or (ii) written notice to the Company by the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock of their intent to convert into shares of Common Stock.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

Liquidation

In the event of liquidation, holders of the Series A Preferred Stock are entitled to a per share distribution in preference to holders of Common Stock equal to the Series A stated value of $0.11 plus any declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series B stated value of $0.31 plus any declared but unpaid dividends. The holders of Series C Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series C stated value of $0.63 plus any declared but unpaid dividends. The holders of Series D Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series D stated value of $0.78 plus any declared but unpaid dividends. The holders of Series E Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series E stated value of $7.50 plus any declared but unpaid dividends. The holders of Series F and G Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series F and G stated value of $11.00 plus any declared but unpaid dividends. The holders of Series H Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series H stated value of $9.90 plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H Preferred Stock as described above, the remaining assets will be distributed ratably among the holders of Common Stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company, in which the stockholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.

Redemption

Outside certain preferences granted upon liquidation, the holders of the Series A, B, C, D, E, F, G and H Preferred Stock have no redemption rights.

Voting

The holders of the Series A, B, C, D, E, F, G and H Preferred Stock have one vote for each share of Common Stock into which such Preferred Stock may be converted.

Warrants for Preferred Stock

In connection with the line of credit entered into in June 1999, the Company issued a warrant to purchase 6,666 shares of Series E Preferred Stock to the lender. The warrant may be exercised at any time prior to May 2004 at an exercise price of $7.50 per share. The warrant was recorded as a debt discount at the estimated fair value of $30,000. Amortization of the discount is recognized as interest expense over the term of the line of credit. The Company estimated the fair value of the warrant using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 5.5%; volatility of 80%; and an expected life of five years.

7.	Common Stock

At December 31, 2000 and 1999, there were 9,924,000 and 9,584,000 shares outstanding, respectively, of common stock (“Common Stock”) issued to the founders of the Company, affiliates and other nonrelated parties. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting. At December 31, 2000 and 1999, there were approximately 325,000 and 1,530,000 shares, respectively, subject to repurchase.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

In July 1999, the Board of Directors approved a two-for-one stock split of the Company’s Common Stock and Preferred Stock with a corresponding adjustment to outstanding stock options and warrants. All Common and Preferred converted share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the stock split.

The Company issued 20,000 and 311,000 shares of fully vested Common Stock for services during 2000 and 1999, respectively. The Company recorded $260,000 for 2000 and $953,000 for 1999 of stock-based compensation expense, based on the estimated fair value of the stock issued. The fair market value of the Company’s Common Stock is determined by the Board of Directors. In determining the fair market value on each grant date, the Board of Directors considered among other things, the developmental stage of the Company, the absence of a public trading market for the Company’s securities and the nature of the Company’s business.

The Company has reserved shares of Common Stock as follows:

December 31,
2000

(in thousands)
Conversion of Series A	2,494
Conversion of Series B	2,258
Conversion of Series C	3,163
Conversion of Series D	10,194
Conversion of Series E	7,633
Conversion of Series F	5,627
Conversion of Series G	2,091
Conversion of Series H	571
Common Stock issued	9,924
Exercise of options under the equity incentive plans	15,970
Exercise of warrants issued for Series E Preferred Stock	7
Exercise of warrants issued for Common Stock	1,015
Undesignated	14,053

75,000

Warrants for Common Stock

In connection with a strategic business arrangement entered into in September 2000, the Company issued a warrant to purchase 1,000,000 shares of the Company’s Common Stock. The warrant vests pursuant to certain performance provisions. The warrant expires in September 2004 and may be exercised at a price of $11.00 per share. The warrant will be recorded as charges to sales and marketing during the periods in which the performance obligations are met. For the year ended December 31, 2000, the Company did not record any expense related to the warrant, as none of the performance provisions were met.

In connection with the amendment to the line of credit in September 2000, the Company issued a fully vested warrant to purchase 14,925 shares of Common Stock to the lender. The warrant may be exercised at any time prior to September 2005 at an exercise price of $11.00 per share. The warrant was recorded as a debt discount at its estimated fair value of $127,000. Amortization of the discount is recognized as interest expense over the term of the line of credit.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions in addition to the estimated fair value of the stock and the exercise price:

Risk-free interest rates	6.0%
Expected life (in years)	5
Dividend yield	0%
Expected volatility	100%

In determining the estimated fair value of the Common Stock, the Company considered among other things, the sale of similar securities to outside parties, the relative level of operating results, the absence of a public trading market for the Company’s securities and the competitive nature of the Company’s market.

8.	Stock Option Plan

In November 1997, the Board of Directors adopted the 1997 Stock Option Plan (the “1997 Plan”) providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. As of December 31, 2000, 12,600,000 shares are authorized for issuance under the 1997 Plan.

In September 1999, the Board of Directors adopted the 1999 Stock Option Plan (the “1999 Plan”) providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. As of December 31, 2000, 6,700,000 shares are authorized for issuance under the 1999 Plan.

Under the 1997 and 1999 Plans, options may be granted at an exercise price at the date of grant and of not less than the fair market value per share for incentive stock options and, under the 1997 Plan, not less than 85% of the fair market value per share for nonstatutory stock options, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the option under both the 1997 and 1999 Plans must be not less than 110% of the fair market value. The fair market value of the Company’s Common Stock is determined by the Board of Directors. In determining the fair market value on each grant date, the Board of Directors considered among other things, the developmental stage of the Company, the absence of a public trading market for the Company’s securities and the nature of the Company’s business.

Options granted under the 1997 and 1999 Plans generally become exercisable at a rate of 25% per year over four years and expire no later than ten years after the grant date.

Under the 1999 Plan, a stock purchase right may be issued, either alone, in addition to, or in tandem with other awards granted under the 1999 Plan and/or cash awards made outside of the 1999 Plan. The purchase price of the shares subject to the stock purchase right are determined by the Board. Shares purchased using the stock purchase right are subject to the Company’s option to repurchase the shares from the purchaser at the purchaser’s original cost per share upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship for any reason, including death or disability.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

The following table summarizes information about stock option transactions under the 1997 and 1999 Plans:

	Year Ended December 31,

	2000		1999

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

	(in thousands, except per share amounts)
Outstanding at beginning of period	10,790	$2.53	2,567	$0.02
Granted below fair value	1,836	10.51	10,883	2.83
Granted at fair value	4,356	5.75	—	—
Exercised	(949)	0.52	(2,291)	1.53
Canceled	(6,147)	5.29	(369)	1.17

Outstanding at end of period	9,886	$3.91	10,790	$2.53

Options vested	3,529		889

Weighted average fair value of options granted during the period		$7.90		$10.44

At December 31, 2000, the Company had 5,074,000 shares available for future grant under the 1997 and 1999 Plans.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding and Exercisable

		Weighted Average
		Remaining
Range of	Number Outstanding	Contractual Life	Weighted Average
Exercise Prices	(in thousands)	(in years)	Exercise Price

$0.011-0.03	776	7.54	$0.03
0.125-0.25	1,060	8.39	$0.19
0.375-0.625	67	8.45	$0.52
2.00-4.00	194	8.64	$3.03
5.00-7.00	1,091	8.85	$5.02
8.00-11.05	341	9.46	$10.25

	3,529

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

The weighted average remaining contractual life of stock options outstanding at December 31, 2000 was 8.79 years.

Fair value disclosures

The Company applies the measurement principles of APB 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on the fair value at the grant date as prescribed by SFAS No. 123, the Company’s net loss and net loss per share would have been decreased to the pro forma amounts indicated below:

	Year Ended December 31,

	2000	1999

	(in thousands)
Net loss available to common stockholders:
As reported	$(173,995)	$(36,567)

Pro forma	$(179,452)	$(37,376)

The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

Risk-free interest rates	5.5%-6%
Expected lives (in years)	5
Dividend yield	0%
Expected volatility	0%

Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

Unearned stock-based compensation

In connection with certain stock option grants to employees, through December 31, 2000, the Company recognized unearned stock-based compensation totaling $24.6 million, which is being amortized over the vesting periods of the related options, which is generally four years, using the multiple option approach, where each option grant is treated as several concurrent awards, each with a different vesting date. Amortization expense recognized for the years ended December 31, 2000 and 1999 totaled approximately $9.2 million and $7.0 million, respectively. The Company also recorded amortization expense of $2.9 million and $734,000 for the years ended December 31, 2000 and 1999, respectively, in connection with stock options issued for services. The Company estimated the fair value of the options issued for services using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 5.5%; volatility of 80%; and an expected life of ten years.

ReplayTV, Inc.
(a development stage company)
Notes to Financial Statements (Continued)

9.	Related Party Transactions

Under the terms of the option agreements, certain executives of the Company exercised their stock options prior to vesting by issuance of full recourse promissory notes to the Company. Stock options that have been exercised prior to vesting are subject to a right of repurchase at cost in the Company’s favor should the executive cease employment. The aggregate notes of $3.1 million bear interest at rates of approximately 6.0% per annum and are due at various dates through March 2005. The notes are collateralized by the related 493,000 shares of Common Stock issued, of which 325,000 are subject to the Company’s right to repurchase. The outstanding loan balance has been reflected as a separate component of stockholders’ equity.

10.	Subsequent Events

Merger agreement

On March 23, 2001, the Company signed a Definitive Merger Agreement (the “Agreement”) with SONICblue. The Agreement calls for the purchase or conversion of all outstanding Preferred and Common Stock, options and warrants of ReplayTV, Inc. in exchange for 15.5 million shares of SONICblue stock at various exchange ratios. As of the merger date, the Company will become a wholly owned subsidiary of SONICblue. SONICblue designs, develops and markets products for the digital media, consumer devices, Internet appliance and home networking markets. Its Common Stock is traded on the Nasdaq National Market.

In connection with the Agreement, SONICblue has agreed to loan the Company $16 million of bridge financing prior to the merger date. The loan proceeds will be used to fund the Company’s ongoing operating expenses and certain payments related to the Company’s outstanding current obligations.

Repricing of stock options

In March 2001, holders of stock options under the 1997 and 1999 Plans were granted the opportunity to exchange previously granted options for new stock options exercisable at $0.20 per share, the fair market value at the date of exchange. The remaining original terms of the options were not changed. Options to purchase approximately 2.1 million shares were exchanged.

(ii)	Interim Financial Statements.

ReplayTV, Inc.
(a development stage company)
Balance Sheet
(in thousands, except per share amounts)

June 30,
2001

(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$694
Accounts receivable, net of allowance of $4	15
Prepaid expenses and other current assets	1,681

Total current assets	2,390
Property and equipment, net	5,597
Other assets	815

Total assets	$8,802

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,186
Accrued liabilities	13,034
Note payable	18,350

Total current liabilities	43,570
Other long-term liabilities	7,339

Total liabilities	50,909

Commitments and contingencies
Convertible Preferred Stock:
Convertible Preferred Stock, issuable in series, $0.001 par value, 35,077 shares authorized; 33,460 shares issued and outstanding	158,025
Convertible preferred stock warrant	30

Total Convertible Preferred Stock	158,055

Stockholders’ deficit:
Common Stock, $0.001 par value, 75,000 shares authorized; 10,323 shares issued and outstanding	10
Additional paid-in capital	22,797
Notes receivable	(368)
Unearned stock-based compensation	(2,877)
Deficit accumulated during the development stage	(219,724)

Total stockholders’ deficit	(200,162)

Total liabilities, Convertible Preferred Stock and stockholders’ deficit	$8,802

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Statements of Operations
(in thousands)

	Six-Months Ended
	June 30,

	2001	2000

	(Unaudited)
Costs and expenses:
Research and development (excludes stock-based compensation of $439 and $1,525, respectively)	$10,584	$9,018
Programming and content (excludes stock-based compensation of $(291) and $1,237, respectively)	109	2,003
Sales and marketing (excludes stock-based compensation of $(954) and $2,607, respectively)	3,465	22,980
General and administrative (excludes stock-based compensation of $(277) and $5,447, respectively)	8,450	5,081
Hardware distribution costs, net (excludes stock-based compensation of $(856) and $1,075, respectively)	370	16,246
Stock-based compensation	(1,939)	11,891

Total costs and expenses	21,039	67,219

Operating loss	(21,039)	(67,219)
Interest income (expense), net	(120)	2,660

Net loss	(21,159)	(64,559)
Deemed preferred stock dividends	(—)	(15,436)

Net loss available to common shareholders	$(21,159)	$(79,995)

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,

	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net loss	$(21,159)	$(64,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,288	750
Stock compensation expense	(1,939)	11,891
Loss on sale of property and equipment	215	34
Changes in assets and liabilities:
Accounts receivable	2,143	(5,790)
Inventory	564	(587)
Prepaid expenses and other assets	368	(707)
Accounts payable and other liabilities	(10,635)	16,090

Net cash used in operating activities	(29,155)	(42,878)

Cash flows from investing activities:
Purchase of property and equipment	(163)	(3,268)
Sale of short-term investments	—	20,339

Net cash provided by (used in) investing activities	(163)	17,071

Cash flows from financing activities:
Proceeds from issuance of Common Stock, net	—	110
Proceeds from the sale of Convertible Preferred Stock	—	84,559
Proceeds from note payable	18,350	—
Repayments of line of credit	(3,748)	—

Net cash provided by financing activities	14,602	84,669

Net increase in cash and cash equivalents	(14,716)	58,862
Cash and cash equivalents at beginning of the period	15,410	11,731

Cash and cash equivalents at end of the period	$694	$70,593

Supplemental disclosure of cash flow information:
Interest paid	$112	$—

Supplemental disclosure of noncash transactions:
Issuance (repurchase) of stock in exchange for notes, net	$(2,710)	$(122)

Issuance of common stock in exchange for services	$—	$260

Issuance of options in exchange for services	$143	$1,899

The accompanying notes are an integral part of these financial statements.

ReplayTV, Inc.
(a development stage company)
Notes to Unaudited Financial Statements

1.	The Company and Summary of Significant Accounting Policies

ReplayTV, Inc. (the “Company”) was incorporated in California in August 1997, and through the first quarter of 1999, the Company’s operating activities consisted primarily of product and service development for the ReplayTV-enabled personal video recorder. In April 1999, ReplayTV launched the ReplayTV Service and the ReplayTV-enabled personal video recorder via direct sales from the ReplayTV web site and toll free telephone number. In April 2000, ReplayTV’s products became available through online and national retailers. While ReplayTV received proceeds from the shipment of ReplayTV-enabled personal video recorders, these proceeds were considered incidental to its ongoing business and thus are reported as a reduction of the related hardware distribution costs in its statement of operations. In November 2000, the Company had only generated an installed viewer base of about 26,000 and had recognized no revenue from the sale of advertising space over the ReplayTV Service. ReplayTV’s management made the decision to restructure the business model to focus on the licensing of ReplayTV’s technology and software to third parties and to eliminate further development of the ReplayTV Service. The Company continues to operate as a development stage company and has not recognized any operating revenues from the licensing or sale of software.

The Company continues to be subject to certain risks common to companies in similar stages of development, including but not limited to uncertainty of the availability of additional financing, uncertainty of the market for the technology, dependence on key management personnel, limited experience marketing and selling in a development stage environment and uncertainties regarding future profitability.

On March 23, 2001, the Company signed a Definitive Merger Agreement (the “Agreement”) with SONICblue. The Agreement calls for the purchase or conversion of all outstanding Preferred and Common Stock, options and warrants of ReplayTV, Inc. in exchange for 15.5 million shares of SONICblue stock at various exchange ratios. As of the merger date, the Company will become a wholly owned subsidiary of SONICblue. SONICblue designs, develops and markets products for the digital media, consumer devices, Internet appliance and home networking markets. Its Common Stock is traded on the Nasdaq National Market.

The accompanying unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s most recent audited financial statements for the year ended December 31, 2000.

ReplayTV, Inc.
(a development stage company)
Notes to Unaudited Financial Statements (Continued)

Comprehensive income

During each of the six-month periods ended June 30, 2001 and 2000, the Company has not had any significant transactions that are required to be reported in comprehensive income (loss).

Segment information

For each of the six-month periods ended June 30, 2001 and 2000, the Company’s management focused its primary business activities on providing advertising through an established base of ReplayTV-enabled personal video recorders. Since management’s primary form of internal reporting is aligned with providing advertising, the Company believes it operates in one segment. All the Company’s proceeds from the sales of the personal video recorders were to customers in the United States.

Stock-based compensation

The Company accounts for stock-based compensation arrangements in accordance with the intrinsic value method and provides supplementary disclosure of the effect of stock-based compensation arrangements under the fair value method. Under the intrinsic value method, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. Unearned compensation is amortized and expensed using the multiple-option approach. The deferred compensation benefit in 2001 relates to the reversal of certain deferred compensation expensed in prior periods under the multiple option approach, for terminated employees. The Company accounts for stock-based compensation issued to non-employees using the fair value method.

In March 2001, holders of stock options under the Company’s stock plans were granted the opportunity to exchange previously granted options for new stock options exercisable at $0.20 per share, the fair market value at the date of exchange. The remaining original terms of the options were not changed. Options to purchase approximately 2.1 million shares were exchanged.

ReplayTV, Inc.
(a development stage company)
Notes to Unaudited Financial Statements (Continued)

2.	Note Payable

In connection with the Merger Agreement with SONICblue, the Company borrowed $18.4 million of bridge financing as of June 30, 2001. The loan proceeds were used to fund the Company’s ongoing operating expenses and certain payments related to the Company’s outstanding current obligations.

          (b)  Unaudited Pro Forma Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements include:

•	unaudited pro forma condensed combined balance sheet as of June 30, 2001;

•	unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001;

•	unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000; and

•	accompanying notes to the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma condensed combined balance sheet as of June 30, 2001 reflects the financial position of SONICblue Incorporated (“SONICblue”) after giving effect to the acquisition of ReplayTV, Inc. (“ReplayTV”) as if the transaction occurred on June 30, 2001.

     The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 assumes the acquisitions of Sensory Science Corporation (“Sensory Science”) and ReplayTV and the disposition of the graphics chips business to S3 Graphics Co., Ltd. occurred on January 1, 2000. The pro forma adjustments are preliminary and based on management’s estimates. Based on the timing of the closing of the transactions, the finalization of the integration plans and other factors, final adjustments may differ materially from those presented in these pro forma financial statements.

     The historical Sensory Science unaudited condensed combined statement of operations for the period from January 1, 2001 to June 27, 2001 (date of acquisition) includes all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position and results of operations for that period. The historical Sensory Science unaudited condensed combined statement of operations for the twelve months ended December 31, 2000 has been derived from the historical annual and interim financial statements included in Forms 10-K and 10-Q of Sensory Science that have been filed with the Securities and Exchange Commission. The statement of operations for the nine months ended December 31, 2000 was added to the results for the three months ended March 31, 2000 to arrive at the results of operations for the twelve months ended December 31, 2000. The historical ReplayTV unaudited condensed combined financial statements include all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position and results of operations for the six months ended June 30, 2001.

     The unaudited pro forma condensed combined financial statements do not include the effects of the March 2001 sale of SONICblue’s professional graphics division, the November 2000 purchase of Empeg Limited, or the February 2000 purchase of assets of Number Nine, because such effects were not material to SONICblue’s financial position and results of operations.

     The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial results would have been had the transactions described above taken place on January 1, 2000, or June 30, 2001. In addition, they do not purport to indicate the future results of operations or financial position of SONICblue.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the SONICblue historical consolidated financial statements and related notes included in its Annual Report for the year ended December 31, 2000 on Form 10-K and its quarterly report for the three and six months ended June 30, 2001 on Form 10-Q, filed with the Securities and Exchange Commission.

SONICblue INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2001
(in thousands)

	Historical	Historical
	SONICblue	ReplayTV	Adjustments		Pro Forma

Assets
Current assets:
Cash and equivalents	$8,394	$694	—		$9,088
Investment — UMC	151,082	—	—		151,082
Other short-term investments	6,383	—	—		6,383
Accounts receivable (net of allowances of $7,861 in 2001 and $7,790 in 2000)	52,990	15	—		53,005
Inventories, net	29,328	—	—		29,328
Prepaid expenses and other	6,939	1,681	—		8,620

Total current assets	255,116	2,390	—		257,506
Property and equipment, net	13,852	5,597	—		19,449
Investment — UMC	133,711	—	—		133,711
Deferred income taxes	41,088	—	—		41,088
Goodwill and intangible assets	52,342	—	66,787	(1)	119,129
Other assets	52,807	815	(18,350)	(1)	35,272

Total Assets	$548,916	$8,802	$48,437		$606,155

Liabilities and Stockholders’ Equity
Current liabilities:					—
Accounts payable	$80,921	$12,186	—		$93,107
Notes payable	65,587	18,350	(18,350)	(1)	65,587
Accrued liabilities	100,906	20,373	950	(1)	122,229
Deferred income taxes	41,088	—	—		41,088
Deferred revenue	6,864	—	—		6,864

Total current liabilities	295,366	50,909	(17,400)		328,875
Long-term deferred taxes	—	—			—
Other liabilities	3,708	—			3,708
Convertible subordinated notes	103,300	—			103,300

Total liabilities	402,374	50,909	(17,400)		435,883
Stockholders’ Equity	146,542	(42,107)	65,837	(1)	170,272

Total Liabilities and Stockholders’ Equity	$548,916	$8,802	$48,437		$606,155

See accompanying notes to unaudited pro forma condensed combined financial statements.

SONICblue INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2001
(in thousands, except per share amounts)

	Historical	Historical	Historical
	SONICblue	Sensory	ReplayTV	Adjustments		Pro Forma

Net sales	$79,394	$23,043				$102,437
Cost of sales	163,674	26,346				190,020

Gross margin (loss)	(84,280)	(3,303)				(87,583)
Operating expenses:
Research and development	17,121	1,714	11,023			29,858
Selling, marketing and administrative	58,985	9,414	10,502			78,901
In-process research and development	878					878
Restructuring expense and impairment charge	122,233					122,233
Hardware distribution costs,net	—		(486)			(486)
Amortization of goodwill and intangibles	22,288			1,537	(2)	23,825

Total operating expenses	221,505	11,128	21,039	1,537		255,209
Income (loss) from operations	(305,785)	(14,431)	(21,039)	(1,537)		(342,792)
Loss on UMC investment	(527,957)					(527,957)
Loss on other investments	(21,476)					(21,476)
Equity (loss) of investees	(114)					(114)
Other income (expense), net	(7,212)	(1,131)	(120)			(8,463)

Income (loss) before income taxes	(862,544)	(15,562)	(21,159)	(1,537)		(900,802)
Income tax expense (benefit)	(214,233)	570				(213,663)

Net income (loss)	$(648,311)	$(16,132)	$(21,159)	$(1,537)		$(687,139)

Net Income per share:
Basic	$(7.42)					$(6.95)
Diluted	$(7.42)					$(6.95)
Number of shares used in computing net income per share:
Basic	87,402					98,887
Diluted	87,402					98,887

See accompanying notes to unaudited pro forma condensed combined financial statements.

SONICblue INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2000
(in thousands, except per share amounts)

		Disposition
		of
		graphics	Historical
	Historical	chip	SONICblue	Historical	Historical
	SONICblue	business	Adjusted	Sensory	ReplayTV	Adjustments		Pro Forma

Net sales	$536,704	$(226,914)	$309,790	$71,885	$—			$381,675
Cost of sales	548,616	(213,666)	334,950	59,232	—			394,182

Gross margin (loss)	(11,912)	(13,248)	(25,160)	12,653	—			(12,507)
Operating expenses:
Research and development	83,433	(19,685)	63,748	2,775	27,706			94,229
Selling, marketing and administrative	126,852	(11,366)	115,486	11,415	79,302			206,203
Restructuring expense and impairment charge	6,694	—	6,694	—	—			6,694
Hardware distribution costs, net	—	—	—	—	55,620			55,620
Amortization of goodwill and intangibles	44,440	(546)	43,894	—	—	3,073	(2)	46,967
Other operating expenses	—	—	—	7,283	—			7,283

Total operating expenses	261,419	(31,597)	229,822	21,473	162,628	3,073		416,996
Income (loss) from operations	(273,331)	18,349	(254,982)	(8,820)	(162,628)	(3,073)		(429,503)
Gain on sale of manufacturing joint venture	14,738	—	14,738	—	—			14,738
Gain on UMC investment	869,401	—	869,401	—	—			869,401
Gain on other investments	5,917	—	5,917	—	—			5,917
Equity (loss) of investees	(11,373)	—	(11,373)	—	—			(11,373)
Other income (expense), net	(11,046)	—	(11,046)	(1,441)	4,069			(8,418)

Income (loss) before income taxes	594,306	18,349	612,655	(10,261)	(158,559)	(3,073)		440,762
Income tax expense (benefit)	281,478	—	281,478	—	—			281,478

Net income (loss)	$312,828	$18,349	$331,177	$(10,261)	$(158,559)	$(3,073)		$159,284

Net Income per share:
Basic	3.46							1.61
Diluted	3.13							1.44
Number of shares used in computing net income per share:
Basic	90,390							89,107
Diluted	101,150							99,867

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Basis of Presentation

     Acquisition of Replay TV

     On August 1, 2001 SONICblue acquired ReplayTV, a developer of personal television technology. Under the terms of the agreement, ReplayTV became a wholly owned subsidiary of SONICblue as of August 1, 2001. SONICblue issued an aggregate of 10.4 million shares of common stock, and an additional number of options and warrants to purchase shares of SONICblue common stock in exchange for all of ReplayTV’s outstanding equity. The acquisition is reflected in the pro forma condensed consolidated financial statements using the purchase method of accounting for business combinations.

     The unaudited pro forma financial statements reflect a purchase price of ReplayTV of $47.2 million, consisting of 10.4 million shares of SONICblue common stock valued at $2.54 per share ($26.4 million in the aggregate), $1.5 million representing the fair value of the vested options issued in exchange for ReplayTV options, $18.4 million in loans to ReplayTV which were forgiven as part of the purchase, and $0.9 million in estimated expenses of the acquisition.

     Acquisition of Sensory Science

     On June 27, 2001, SONICblue completed the acquisition of Sensory Science Corporation, a developer of consumer electronics products, including dual deck video cassette player/recorders and DVD players. The acquisition was accounted for as a purchase and is reflected in the pro forma condensed consolidated financial statements using the purchase method of accounting for business combinations. At closing each share of Sensory Science common stock was converted into the right to receive 0.0913 of a share of SONICblue common stock. As a result of the merger, SONICblue issued approximately 1.3 million shares of SONICblue common stock to Sensory Science stockholders in exchange for the common stock of Sensory Science outstanding on June 27, 2001. In connection with the acquisition of Sensory Science, SONICblue had made loans to Sensory in the amount of $9.8 million as of June 27, 2001, which became part of the purchase price.

     The purchase price of $20.5 million includes the 1.3 million shares of SONICblue common stock valued at $7.2 million, $0.3 million representing the fair value of the vested options issued in exchange for Sensory Science options, $9.8 million in loans to Sensory Science which were forgiven as part of the purchase, and $3.2 million in estimated expenses of the transaction.

     Disposition of Graphic Chips Business

     On January 3, 2001, SONICblue completed the transactions contemplated by the Amended and Restated Investment Agreement, dated as of August 28, 2000 between SONICblue, VIA Technologies, Inc. (“VIA”) and another party. At closing, SONICblue completed the transfer of its graphic chips business to a joint venture, S3 Graphics Company Ltd. (“JV”), owned by a wholly owned subsidiary of SONICblue, VIA and a third party. Under the terms of the agreement, SONICblue received 13 million shares of its common stock as initial payment from VIA and 100 million shares of Class A Common Stock of the JV. The agreement provides that, upon occurrence of certain events, SONICblue shall pay damages subject to a maximum damages cap. Also, SONICblue may receive earn-out payments if the new venture meets certain profitability goals. The effect of the earn-out payments and damages, if any, has not been included in the unaudited pro forma financial statements.

     The agreement provides that the Class A shareholder (SONICblue), Class B shareholder (VIA) and Class C shareholder (a third party) shall have 50%, 48% and 2%, respectively, of the voting power of the JV, irrespective of the actual number of outstanding shares of such class with respect to the election of directors, and own 0.1%, 99.4% and 0.5%, respectively, of the economic interest of the JV.

     At closing, SONICblue granted a wholly owned subsidiary of VIA a warrant (the “Warrant”) to purchase up to 2 million shares of SONICblue common stock at an exercise price of $10.00 per share, for an aggregate exercise price of $20 million. The Warrant expires on January 3, 2005, unless terminated earlier pursuant to its terms.

Weighted Average Shares Outstanding

     For the six months ended June 30, 2001 and the year ended December 31, 2000, the pro forma number of shares used in computing net income (loss) per share was calculated as follows (in thousands):

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2001	2000

	Basic and
Description	Diluted	Basic	Diluted

Historical weighted average shares outstanding	87,402	90,390	101,150
Increase in common shares attributable to the purchase of ReplayTV Stock	10,400	10,400	10,400
Increase in common shares attributable to the purchase of Sensory Science Stock	1,295	1,317	1,317
Decrease in common shares attributable to the cancellation of SONICblue stock received from VIA in connection with the transfer of the graphics chips business	(210)	(13,000)	(13,000)

Total pro forma shares assumed outstanding	98,887	89,107	99,867

     The effect of additional options issued in connection with the acquisition of ReplayTV and Sensory Science have not been included in the diluted pro forma shares assumed outstanding for the year ended December 31, 2000, because they are not considered material.

Adjustments

     The unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments (in thousands, except share data):

(1) To record the purchase price in respect to the ReplayTV acquisition and estimated goodwill and intangibles, assuming the acquisition occurred on June 30, 2001. The adjustment includes the forgiveness of the $18.4 million in loans to ReplayTV and the accrual of $0.9 million in estimated expenses of the acquisition.

(2) To record the amortization of goodwill in connection with the Sensory Science acquisition. Assuming the acquisition occurred on January 1, 2000, the goodwill and intangible balance would have been $15.4 million. Utilizing a five-year life, amortization was calculated at $1.5 million for the six months ended June 30, 2001, and $3.1 million for the year ended December 31, 2000.

     (c)  Exhibits.

2.1*	Agreement and Plan of Merger, dated as of March 23, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc., and, with respect to Article 7 and Article 9 only, William Randolph Hearst III as Stockholder Agent, and Chase Manhattan Bank & Trust Company, National Association, as Escrow Agent.

2.2*	First Amendment to the Agreement and Plan of Merger, dated as of May 22, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc.

2.3*	Second Amendment to the Agreement and Plan of Merger, dated as of July 31, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

•     Filed previously and incorporated by reference to the exhibit of the same number to the Registrant’s Current Report on Form 8-A filed on August 16, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: October 15, 2001.

SONICBLUE INCORPORATED

By	/s/ John J. Todd

John J. Todd
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

2.1*	Agreement and Plan of Merger, dated as of March 23, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc., and, with respect to Article 7 and Article 9 only, William Randolph Hearst III as Stockholder Agent, and Chase Manhattan Bank & Trust Company, National Association, as Escrow Agent.

The exhibits to the Merger Agreement, as listed in the table of contents thereto, have been omitted. The Registrant will furnish copies of the omitted exhibits to the Commission upon request.

2.2*	First Amendment to the Agreement and Plan of Merger, dated as of May 22, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc.

2.3*	Second Amendment to the Agreement and Plan of Merger, dated as of July 31, 2001, among the Registrant, Rewind Acquisition Corp. and ReplayTV, Inc.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

•     Filed previously and incorporated by reference to the exhibit of the same number to the Registrant’s Current Report on Form 8-A filed on August 16, 2001.